THERMACELL TECHNOLOGIES, INC. AND SUBSIDIARY

                  Computation of Loss Per Common Share

                                                 For the Periods Ended
                                                     September 30,
                                              ----------------------------
                                                  1998           1997
                                              -------------  -------------

Shares  outstanding:                             5,129,325      3,021,139
Weighted average shares outstanding              3,677,183      2,217,106
Net loss                                    $     (614,486) $  (1,037,730)
Less preferred stock dividends                      41,215              -
                                              -------------  -------------
                                                  (655,701)    (1,037,730)

Net loss per common share                   $        (0.18) $       (0.47)


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